Exhibit 99.1

Media Contact	Investor Contact
Clark Finley 203-578-2287	Terry Mangan 203-578-2318
cfinley@websterbank.com	tmangan@websterbank.com
WEBSTER NAMES GERALD P. PLUSH CHIEF FINANCIAL OFFICER
WATERBURY, Conn., June 29, 2006 — Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A., announced the appointment of Gerald P. Plush to be executive vice president and chief financial officer of Webster Financial Corporation and Webster Bank, reporting to Chairman and Chief Executive Officer James C. Smith. In this capacity Plush will be responsible for managing and reporting the financial activities of Webster and its subsidiaries. He will join Webster on July 5.
Plush will succeed William J. Healy, who joined Webster in this position in April 2001. During the fourth quarter of 2005, Healy announced his intention to retire during 2006 and will do so in early August.
“Jerry Plush is a talented, experienced leader who will help Webster realize its vision to be the leading financial services provider in our markets,” stated Jim Smith. “We anticipate a seamless transition as he joins the Webster executive team.”
Before joining Webster, Plush spent 11 years with MBNA America in Wilmington, Delaware, most recently as senior executive vice president and managing director of Corporate Development and Acquisitions. In this position, he was responsible for the diversification into new lines of businesses and portfolio acquisitions in both the United States and international markets. Prior to this position, Plush was senior executive vice president and chief financial officer for MBNA’s North American Operations and was responsible for the strategic and tactical planning and reporting for MBNA’s North American-based lines of business including U.S. Card, consumer finance and MBNA Canada. His extensive financial planning and analytic skills will support Webster’s internal and external growth efforts.

Plush previously served as Chief Financial Officer of the U.S. Card line of business and before that as director of business profitability and strategy while at MBNA.
Prior to MBNA, Plush was senior vice president and chief financial officer for Progress Financial. In this role he was responsible for the marketing, human resources, investor relations, MIS and finance functions of this publicly traded bank.
Plush earned a B.S. in accounting from St. Joseph’s University in Philadelphia, PA. He is a Certified Public Accountant and a member of the Pennsylvania Institute of Certified Public Accountants. He serves on the board of directors of Ronald McDonald House of Delaware and on the board of trustees for Upland County Day School in Kennett Square, PA.
***
Webster Financial Corporation is the holding company for Webster Bank, National Association and Webster Insurance. With $17.9 billion in assets, Webster provides business and consumer banking, mortgage, insurance, financial planning, trust and investment services through 159 banking offices, 306 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., Center Capital Corporation, an equipment finance company headquartered in Farmington, Connecticut and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank.
For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websteronline.com.